Exhibit 99.1

1075 South Boulder Road, Suite 205 Louisville, Colorado 80027 Tel: 303-665-4200 Fax: 303-665-5955 www.ctaintegrated.com

FOR IMMEDIATE RELEASE: August 14, 2008

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Reports Second Quarter and Six Months Results

Golden, Colorado – Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced unaudited financial results for its second quarter and six-month period ended June 30, 2008.

Net revenues for the second quarter of 2008 were $98.5 million compared to $91.7 million for the second quarter of the previous year.  Net loss for the second quarter of 2008 was $1.3 million compared to net income of $2.5 million for the same quarter of the previous year.

Net revenues for the six-month period ended June 30, 2008 were $185.5 million compared to $176.3 million for the six-month period ended June 30, 2007.  Net loss for the six-month period ended June 30, 2008 was $345 thousand compared to net income of $5.0 million for the same period of the previous year.

JEI will host a conference call to discuss its second quarter and six-month 2008 operating results.  The conference call will be held at 10:30 a.m. Eastern Time on Friday, August 15, 2008, and will be hosted by Stephen R. Roark, President of JEI, and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Friday, August 15, 2008, at 10:30 a.m. Eastern Time, please dial 877-874-1571 and give confirmation code 7416424.  Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Friday, August 15, 2008, at 1:30 p.m. Eastern Time.  To access the replay, please dial 888-203-1112 and reference the confirmation code 7416424. The replay will continue until midnight Eastern Time, Friday, August 22, 2008.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and nine related off-track wagering facilities located in Virginia; and 18 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

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JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Total revenues	$107,233	$99,493	$202,799	$191,326
Promotional allowances	(8,776)	(7,836)	(17,291)	(15,047)
Net revenues	98,457	91,657	185,508	176,279

Costs and expenses	93,005	81,930	172,151	157,226

Operating income	5,452	9,727	13,357	19,053
Interest expense, net	(6,721)	(7,180)	(13,702)	(14,021)
Net (loss) income	$(1,269)	$2,547	$(345)	$5,032

SELECTED BALANCE SHEET DATA

	June 30,	December 31,
	2008	2007

Total assets	$363,862	$355,915
Total liabilities	$334,163	$327,490
Stockholders’ equity	$29,699	$28,425

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EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a key component of certain financial covenants in the Company’s debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net (loss) income as reported above	$(1,269)	$2,547	$(345)	$5,032
Add:
Interest expense, net	6,721	7,180	13,702	14,021
Depreciation and amortization	4,950	4,507	9,848	8,582
EBITDA	$10,402	$14,234	$23,205	$27,635
Impairment of equity securities	4,063		4,063
Adjusted EBITDA	$14,465	$14,234	$27,268	$27,635

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